GOLDEN PATRIOT, CORP.

OPTION AGREEMENT

March 17, 2005

Handley Minerals Inc.

630 E. Plumb Lane

Reno, Nevada, 89502

Attention:

Clive Ashworth, President

Dear Sir:

Re:

Lucky Boy Project (as listed in Schedule “A”)

This will confirm our preliminary discussions in regards to the granting of an option by Handley Minerals Inc. (“Handley”) to Golden Patriot, Corp. (“Golden Patriot”), to  acquire a 100% interest in the above project subject to a 3% Yellow Cake Royalty.

We understand, and if our offer is accepted, Handley will represent that:

1.

It is the registered and beneficial owner of a 100% interest, subject to the limitations described herein, in the Lucky Boy Project, consisting of 14 BLM claims, and a State Lease, as the property is described in Schedule “A” which is attached;

2.

There are no liens charges or encumbrances or the third party claims against its interest in the properties except for certain mining claims of the Lucky Boy Project that are subject to a 3% Yellowcake Royalty;

3.

There are no negative environmental issues in regards to the Lucky Boy Project that Handley is aware of.   If it is found at a later date that there are preexisting environmental issues, then it will be the responsibility of Handley to rectify the situation and bring the property into good standing.  Handley may use the work commitment funds to correct the problem;

4.

Handley acknowledges that Golden Patriot has entered into or will enter into a separate agreement with a third party where it is or may grant  an option to earn 40% interest on the Lucky Boy Project for consideration of $1.

On preparation and execution of a formal option agreement such further representation and assurance of the parties as are normal for agreements of this nature will be added.

Golden Patriot proposes that it may acquire a 100% interest in the Lucky Boy Project on the following basis:

GOLDEN PATRIOT, CORP.

1.

Golden Patriot will pay Handley property costs totalling $75,000, as follows: $25,000 upon execution of this agreement, $25,000 twelve months after execution and a further $25,000 twenty four months after execution of this agreement, (all dollar amounts are in USD);

2.

Golden Patriot will earn a 100% interest in the Lucky Boy Project, free and clear of all lien charges and encumbrances, in consideration of Golden Patriot incurring $925,000 in exploration and development programs on the Lucky Boy Project during a period of three years from the date of exercise of the option:

$200,000 to be incurred within 12 months of date of exercise of the option;

a further $300,000 (for an aggregate of $500,000) to be incurred within 24 months of the date of exercise of the option;

and thereafter, a further $425,000 (for an aggregate $925,000) to be incurred within 36 months of the date of exercise of the option;

3.

Once Golden Patriot spends $500,000 in the cumulative on the Lucky Boy Project, then it has the right but not the obligation to earn up to a 60% interest on the property; for each further $100,000 that Golden Patriot spends on the property it will earn the right but not the obligation to earn a further 8% on the property;

4.

Golden Patriot will make all payments directly to Handley or as otherwise directed in writing by Handley;

5.

Ashworth Explorations Ltd. (“Ashex”), which is a related party to Handley, will be retained to run the work program for consideration of $1, if at any time it is found that Ashex has not operated within the industry parameters, then Golden Patriot retains the right to terminate on thirty (30) days notice.  The services to be provided as listed in Schedule “B” which is attached;

6.

Golden Patriot shall maintain the property in good standing during the currency of the option agreement; and

7.

Provided Golden Patriot makes the payments provided for in Items 1 and 2 above, it may thereafter drop the option with thirty (30) days notice, without penalty, subject only to its obligation to ensure the property is in good standing at the time of termination.

Area of Interest

The parties agree that Handley will give Golden Patriot the first right of refusal to acquire an interest in the Sky Deposit, in Gila County, Arizona.

GOLDEN PATRIOT, CORP.

This Option Agreement shall be governed by the laws of the State of Nevada, USA excluding any conflict of law principles that would require the application of the law of any other jurisdiction.  The venue for any action brought to enforce or interpret this Option Agreement shall be a court of competent jurisdiction in the State of Nevada.

If the foregoing reflects your understanding of our discussions and you find the terms and conditions generally acceptable I would ask that you acknowledge your acceptance of this offer by dating, executing and returning a copy of this letter to the writer. At which time when either party requests a more formal option agreement, one will be prepared and the legal costs will be incurred equally by both parties.

This agreement may be signed in counterparts.

Yours very truly,

GOLDEN PATRIOT, CORP.

Per:

/s/ Conrad Clemiss

Conrad Clemiss

President, Director

GOLDEN PATRIOT, CORP.

THE OFFER OF GOLDEN PATRIOT, CORP. CONTAINED HEREIN IS HEREBY ACCEPTED BY HANDLEY MINERALS INC., AS OF THE ____ DAY OF MARCH, 2005.

HANDLEY MINERALS INC.

Per:

/s/ Clive Ashworth

Clive Ashworth

President, Director

Clive Ashworth

From: "Nick Barr" <nrbarr@ispwest.com>
To: <ashex@telus.net>
Sent: Monday, February 21, 2005 10:05 PM
Subject: Lucky Boy Uranium Project

LUCKY BOY URANIUM PROJECT, Gila County, Arizona

The Lucky Boy Uranium deposit is situated 13 miles SSW of Globe, AZ, on the south flank of the Pinal Mountains, at an elevation of about 4400 feet. Access from Globe is by Hyway 77, then west several miles on the Dripping Springs Road to a dirt track trending north 4 miles to the east edge of the property. The current land position consists of 14 lode claims on BLM land covering the NE 1/4 and the N 1/2 of the SE 1/4 of Section 31, and 80 acres of State land held by exploration permit, situated in the West 1/2 of the NW 1/4 of Section 32, T. 2 S.,R.15 E., G&SRBM, for a total of 320 acres. Land ownership in the immediate area is a checker board of State and BLM land with smaller, scattered parcels of private.

Development history of the property is poorly understood, however, widely scattered prospects, several large open cuts, and at least 12 vertical and angle drill holes appear to represent exploration spanning the time period between the mid 1950's and and the late 1980's. An asphalt leach pad encompassing about .5 acres and covered with pit run (?) material suggests grades encountered were high enough to warrent some production effort. The majority of mining activity in evidence is centered along the common boundary of Sections 31 and 32 and about 1000 feet south of the common corner of Sections 29,30,31 & 32.

Moderately steep terrain exposes a basal unit of diabase overlain by the Dripping Springs quartzite host unit, which in outcrop, is moderately to strongly bleached and iron stained. Overlying the quartzite and locally exposed, is pale grey limestone of the Mescal Formation. One historic reference suggests that in the vicinity of the deposit, the quartzite has been tilted by northwest trending block faults, and now dips roughly 25 degrees to the southwest. What appears to be a mineralized (?) and much younger vesicular basalt, is exposed by several cuts in the center of the claimblock where it intrudes the diabase near the quartzite contact. It is possible that this dike may have served to remobilize uranium mineralization which is generally thought to have been emplaced along the contact of the diabase and quartzite.

No primary uranium minerals were observed in the field. Pit walls expose strongly oxidized quartzite with well developed fracturing, which is a result of faulting and closely spaced joints and bedding planes. Conspicuous fracture seams of limonite and hematite with solution stain haloes, are typical of material loaded onto the leach pads and presumed to be the better grade material. Limited exposure in the pit suggests a vertical section of ore several tens of feet thick. One early write up further suggests that the diabase inderlies the mined area at a depth of 50 feet. Worthy of note, is the fact that in many mines to the north in the Sierra Ancha District, the highest grades encountered were in the fractured quartzite, at and immediately above the diabase contact.

The pattern of previous exploration drilling may point to a NE-SW mineral trend. If this is true, then exposures of quartzite along a northeasterly trace should be fairly straightforward to explore, as the unit appears to outcrop in almost a dip-slope orientation. To the southwest, drainages provide good exposures of the Dripping Springs quartzite and the basal contact with the underlying diabase. Based on this evidence, a program of grid surface geochemistry, rock chip sampling and a radiometric survey would be warrented to test the regional extent of mineralization.

2/23/2005